Exhibit 10.13

TERM SHEET
September 10, 2018

Borrower(s):	Positive Physicians Holdings (PPH)

Lender:	LegacyTexas Bank

Loan Amount and Type:	$5,000,000 Revolving Line of Credit

Purpose:	General Corporate Purposes

Maturity:	5 years

Repayment:	Interest-only monthly with Principal due at maturity.

Pricing:	Variable 1 Month Libor + 2.75%, or WSJP + 0.0%

Fees:	25 bps unused

Guarantors:	Any existing or future material subsidiaries of the Borrower.

Collateral:	First lien security interest in: All assets of Borrower, Stock of Positive Physicians Insurance Company (PPIC).

Financial Covenants:
To be customary with facility type and use, and may include the following: Minimum Total Adjusted Capital and RBC Ratios for Insurance Companies, Minimum Fixed Charge Coverage Ratio, Maximum Total Leverage Ratio, and Minimum Liquidity Maintenance Agreement.

Reporting:	Financial reporting will include, but will not be limited to the following: Annual and Quarterly financial statements of Borrower and Insurance Companies.

Other Fees:
Borrower is responsible for all related closing costs including, but not limited to, documentation preparation fees, filing fees, and any other due diligence or closing costs deemed necessary by lender including bank’s reasonable attorney’s fees.

This term sheet is for discussion purposes only. This is not a commitment to lend, but rather an indication of the terms and conditions of a loan(s) that LegacyTexas Bank, (“Lender”) would consider providing to you for the requested financing.  The following loan parameters should be regarded as preliminary and are subject to change based upon further underwriting, subsequent Lender approval and receipt and review of all due diligence information, including third party reports, as well as site inspections of any property and/or collateral, all of which must be acceptable to the Lender in its sole discretion. This letter does not purport to summarize all of the conditions, covenants, representations, warranties, and other provisions that would be contained in definitive legal documentation.